EXHIBIT 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1), the undersigned further agree that only one statement containing the information required by Schedule 13D need be filed with respect to the beneficial ownership of securities reported therein, and that this Joint Filing Agreement shall be filed as an exhibit to such Schedule 13D.

The undersigned hereby further agree that this Joint Filing Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Date: January 26, 2026

Athanor Capital

By:	/s/ Parvinder Thiara
Name:	Parvinder Thiara
Title:	Director

UGS Capital LLC

By:	/s/ Parvinder Thiara
Name:	Parvinder Thiara
Title:	Manager